Exhibit 10.2

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AGREEMENT is made as of this 29 day of April, 2004, by and among PARTNERS TRUST FINANCIAL GROUP, INC., a Federal corporation (“Partners Trust”), and STEVEN A. COVERT, an individual residing in New Hartford, New York (the “Executive”), with the consent of SBU BANK, a Federally chartered capital stock savings bank wholly owned by Partners Trust having its principal place of business in Utica, New York (the “Bank”).

WHEREAS, the Executive is serving as Executive Vice President and Chief Financial Officer of Partners Trust (the “Employer”) and the Bank;

WHEREAS, the Executive, Partners Trust and the Bank have previously entered into an Amended and Restated Employment Agreement dated as of March 23, 2004 (the “Prior Agreement”), which the parties intend to be replaced and superceded by this Agreement;

WHEREAS, the Board of Directors of Partners Trust and the Board of Directors of the Bank, have approved and authorized Partners Trust and the Bank to amend and restate this Agreement with the Executive to remove the Bank as a party to the Agreement;

WHEREAS, Partners Trust is in the process of effecting a reorganization such that the resulting holding company of the Bank will be Partners Trust Financial Group, Inc., a Delaware corporation, and it is intended that such entity succeed to the rights and obligations of Partners Trust hereunder; and

WHEREAS, the parties desire to amend and restate this Agreement to remove the Bank as a party to the Agreement and set forth the terms and conditions for the employment relationship of the Executive with the Employer:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Employment.

(a) Term. The initial term of employment under this Agreement shall be for the period commencing on the date hereof and ending on March 31, 2007 (the “Initial Term”). Subject to annual review and approval by the Board of Directors of the Employer, this Agreement may be extended by written notice from the Employer to the Executive for an additional consecutive 12-month period (the “Extended Term”) no later than March 31, 2005 and every subsequent March 31 thereafter, unless the Executive has given contrary written notice to the Employer at least 90 days before any such renewal date. The Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Term.”

(b) Duties. The Executive is employed as Executive Vice President and Chief Financial Officer of Partners Trust during the Employment Term. As the Executive Vice

President and Chief Financial Officer of Partners Trust, the Executive shall render executive, policy and other management services to Partners Trust of the type customarily performed by persons serving in similar executive and financial officer capacities and Partners Trust shall cause the Bank to appoint Executive to also serve as Executive Vice President and Chief Financial Officer of the Bank. During the Employment Term, the Executive shall serve as a full-time employee, and be subject to the direction of the Chief Executive Officer of the Employer and the Bank and such person(s) designated by the Chief Executive Officer of the Employer and the Bank to give direction to the Executive, and, in connection therewith to perform such duties as shall be directed by the Chief Executive Officer of the Employer and the Bank and such person designated by the Chief Executive Officer of the Employer and the Bank, and as are commensurate and consistent with the Executive’s title, position and experience. The Executive shall also perform such duties as the Board of Directors of the Employer or the Board of Directors of the Bank may from time to time reasonably direct. During the Employment Term, there shall be no material decrease in the duties and responsibilities of the Executive otherwise than as provided herein, unless the parties otherwise agree in writing. During the Employment Term, the Executive shall not be required to relocate, without his consent, his place of employment to a location more than 65 miles away from the Bank’s Utica, New York headquarters location to perform his duties hereunder, except for reasonably required travel by the Executive on the business of the Employer or the Bank. The Executive is encouraged to affiliate with professional associations, business and civic organizations in support of his role as Executive Vice President and Chief Financial Officer, provided that Executive’s involvement in such activities does not adversely affect the performance of his duties on behalf of the Employer or the Bank.

2.	Compensation and Benefits.

(a) Base Salary. The Executive shall initially be paid a base salary at an annualized rate of $185,000 (as may be adjusted from time to time in accordance with this Agreement, “Base Salary”), payable in accordance with the Employer’s regular payroll practices for its executive employees. On an annual basis, prior to June 30 of each year during the Employment Term, the Executive’s Base Salary shall be reviewed by the Board of Directors of the Employer and may be increased in the discretion of the Board of Directors of the Employer. In reviewing the Executive’s Base Salary, the Board of Directors of the Employer shall consider the Executive’s performance, scope of responsibility, and such other matters, as the Board of Directors of the Employer deems appropriate. The Base Salary of the Executive shall not be decreased at any time during the Employment Term from the amount then in effect, unless the Executive otherwise agrees in writing. The Executive shall not be entitled to receive fees for serving as a director of the Employer or any of its subsidiaries or for serving as a member of any committee of the Boards of Directors of the Employer or any of its subsidiaries.

(b) Bonuses and Incentive Compensation. The Executive shall be eligible to participate in an equitable manner with all other executive employees of the Employer and the Employer shall cause the Bank to allow the Executive to participate in an equitable manner with all other executive employees of the Bank in any bonus or other incentive programs as may be authorized, declared and paid by either the Board of Directors of the Employer or the Board of Directors of the Bank. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses and incentive programs when and as declared by the Board of Directors of the Employer or the Board of Directors of the Bank. This provision shall not preclude the grant of any other bonus to the Executive as determined by the Board of Directors of the Employer or the Board of Directors of the Bank.

(c) Benefit Plans. The Executive shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by the Employer for the benefit of its executive employees and the Employer shall cause the Bank to make the Executive eligible to participate in such plans or programs as maintained by the Bank for the benefit of its executive employees. The Executive’s participation in any such benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs. If the Executive’s employment by the Employer shall cease for any reason other than by voluntary termination (as described in Section 3(b) below) or for “Cause” (defined in Section 3(e) below), the Executive shall receive continued group life, health, dental, accident and long term disability insurance coverage for the remaining Employment Term, equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a “Change of Control” (defined in Section 4(c) below), on the date of such Change of Control, whichever benefits are greater, if he had continued working for the Employer during the remaining Employment Term at the highest rate of salary achieved during the Employment Term, but taking into account any coverage provided from any subsequent employer.

(d) Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of business entertainment, travel, and attendance at conventions and meetings. The Employer shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses.

(e) Other Benefits. During the period of employment, the Executive shall also be entitled to receive the following benefits:

(i) Paid vacation of at least four weeks during each calendar year (prorated for partial years) (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to substantially all employees of the Employer and the Bank in accordance with the Employer’s and the Bank’s holiday policy;

(ii) Reasonable sick leave consistent with the Employer’s and the Bank’s policy in that regard for other executive officers; and

(iii) Reimbursement of fees or dues (but not personal expenses) for up to two club memberships of the Executive at dining or country clubs as may be beneficial to the Executive’s roles with the Employer and the Bank. The choice of clubs shall be subject to review and disapproval by either the Board of Directors of the Employer at any time.

(iv) Use of an Employer- or Bank-owned vehicle of type and age commensurate with the Executive’s duties and role with the Employer.

3.	Termination.

Prior to a Change of Control, the Executive’s employment by the Employer shall be subject to termination as follows:

(a) Expiration of the Employment Term. The Executive’s employment with the Employer shall not terminate prior to the expiration of the established term, except as provided below in Section 3.

(b) Voluntary Termination. The Executive may terminate this Agreement upon not less than 60 days prior written notice delivered to the Employer, in which event the Executive shall be entitled only to the compensation and benefits the Executive has earned or accrued through the effective date of the voluntary termination.

(c) Termination Upon Death. This Agreement shall terminate upon the Executive’s death. In the event this Agreement is terminated as a result of the Executive’s death, the Employer shall continue payments of the Executive’s Base Salary which should have otherwise been due for a period of 90 days following the Executive’s death to the Executive’s estate.

(d) Termination Upon Disability. The Employer may terminate this Agreement upon the Executive’s disability. For purposes of this Agreement, the Executive’s inability to perform the Executive’s duties hereunder by reason of physical or mental illness or injury for a period of 26 consecutive weeks that follows the Executive’s use of all available sick leave (the “Disability Period”) shall constitute disability. The determination of disability shall be made by a physician selected by the Employer. During the Disability Period, the Executive shall be entitled to 100% of the Executive’s Base Salary otherwise payable during that period, reduced by any other Employer- or Bank-provided benefits to which the Executive may be entitled with respect to the Disability Period which benefits are specifically payable solely on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker’s compensation law, or any other benefit program or arrangement).

(e) Termination for Cause. The Employer may terminate the Executive’s employment for Cause by written notice to the Executive. For purposes of this Agreement, “Cause” shall mean the Executive’s (1) personal dishonesty, incompetence, willful misconduct; (2) breach of fiduciary duty involving personal profit, intentional failure to perform material stated duties; (3) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); (4) being a specific subject of a final cease and desist order from, written agreement with, or other order or supervisory direction from, any federal or state regulatory authority; or (5) conduct tending to bring the Employer or the Bank into substantial public disgrace or disrepute. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry; provided, it shall be the burden of the Employer to prove the alleged acts and omissions and the prevailing nature of the standards the Employer shall have alleged are violated by such acts and/or omissions.

Notwithstanding any other term or provision of this Agreement to the contrary, if the Executive’s employment is terminated for Cause, the Executive shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

(f) Termination Without Cause. The Employer may terminate the Executive’s employment for reasons other than Cause upon not less than 60 days prior written notice delivered to the Executive, in which event the Employer shall pay to the Executive, within 30 days of the date of termination, a lump sum payment equal to the unpaid Base Salary that would have been paid to or earned by the Executive pursuant to this Agreement, if the Executive had remained employed under the terms of this Agreement through the end of the Employment Term, or for a period of 12 months following the date of termination, whichever period is longer. If the Executive terminates his employment with the Employer during the Employment Term for “Good Reason” (defined in Section 4(d) below), other than following a Change of Control, such termination shall be deemed to have been a termination by the Employer of the Executive’s employment without cause.

(g) Change of Control. If the Executive’s employment by the Employer shall cease for any reason other than Cause within six months prior to, or 24 months following, a Change of Control that occurs during the Employment Term, the provisions of paragraph 4 below shall apply.

(h) Resignation. Effective upon the Executive’s termination of employment for any reason, the Executive hereby resigns from any and all offices and positions related to the Executive’s employment with the Employer and any subsidiaries or affiliates thereof, and held by the Executive at the time of termination.

(i) Regulatory Limits. Notwithstanding any other provision in this Agreement, (i) the Employer may terminate or suspend this Agreement and the employment of the Executive hereunder, as if such termination were for Cause under Section 3(e) hereof, to the extent required by the applicable Federal or state related to banking, deposit insurance or bank or savings institution holding companies or by regulations or orders issued by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or any other state or federal banking regulatory agency having jurisdiction over Partners Trust or the Bank and (ii) no payment shall be required to be made to or for the benefit of the Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Employer’s burden to prove that any such action was so required.

4.	Termination Following a Change of Control.

(a) In the event the Employer terminates the Executive’s employment, or the Executive terminates employment with Good Reason, in either case within six months prior to, or 24 months after, a Change of Control, the Employer shall, within 60 days of termination, pay to the Executive a lump sum cash payment equal to 2.99 times the average annual compensation paid to the Executive by Employer and included in the Executive’s gross income for income tax purposes during the five full calendar years, or shorter period of employment, that immediately precede the year during which the Change of Control occurs.

(b) Except as set forth below, in the event it shall be determined that any payment or distribution by or for the account of the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other taxes (including, without limitation, income taxes) that are imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4(b), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive, the Payments, in the aggregate, made to the Executive shall not exceed the Reduced Amount, and the Executive shall have the right, in the Executive’s sole discretion, to designate those payments or benefits that should be reduced or eliminated to satisfy such requirement.

(c) For purposes of this Agreement, a “Change of Control” shall mean:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Partners Trust (including, for purposes of this definition of Change of Control, any company into which Partners Trust may merge as part of the reorganization of Partners Trust, MHC and its affiliates to a converted stock entity) (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of Partners Trust entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Partners Trust or Partners Trust, MHC, (ii) any acquisition by Partners Trust or Partners Trust, MHC, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Partners Trust or Partners Trust, MHC, the Bank or any other corporation controlled by Partners Trust or Partners Trust, MHC, (iv) the reorganization of Partners Trust, MHC to a converted stock entity, or (v) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 4(c); or

(2) Individuals who, as of the date hereof, constitute the Board of Directors of Partners Trust (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors (the “Partners Trust Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Partners Trust’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Partners Trust Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Partners Trust (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Partners Trust or all or substantially all of Partners Trust’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Partners Trust, the Bank, such corporation resulting from such Business Combination or a corporation controlled by any of them) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval by the shareholders of Partners Trust of a complete liquidation or dissolution of Partners Trust without the establishment of a successor corporation.

(d) “Good Reason” shall mean

(1) the assignment to the Executive by the Employer or the Bank of duties materially inconsistent with the Executive’s position, duties, responsibilities, and status with the Employer, a material adverse change in the Executive’s titles or offices, any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his employment for Cause, or any action that would have a material adverse effect on the physical conditions in which the Executive performs his employment duties;

(2) a reduction by the Employer in the Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time during the Employment Term;

(3) the taking of any action by the Employer or the Bank that would materially adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any employee benefit plan on a basis different than other executives of the Employer generally or deprive the Executive of any material fringe benefit enjoyed by the Executive;

(4) any requirement that the Executive relocate to any place more than 65 miles away from the Bank’s Utica, New York location, or outside the State of New York, to perform his duties hereunder, except for reasonably required travel by the Executive on the business of the Employer or the Bank;

(5) any other action or inaction that constitutes a material breach by the Employer of this Agreement;

(6) any failure by the Employer to obtain the assumption of this Agreement by any acquirors, successors or assigns of the Employer; or

(7) any failure by the Employer to have renewed this Agreement pursuant to Section 1 hereof such that the remaining Employment Term shall at any time be less than two years.

(e) All determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other certified public accounting firm as may be designated by the Executive and shall be reasonably acceptable to the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Employer, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Employer to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Employer to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). In the event that the Employer exhaust their remedies pursuant to Section 4(d) and the Executive is required to make a payment of any

Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.

(f) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim,

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

(iii) cooperate with the Employer in good faith in order effectively to contest such claim, and

(iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limiting the foregoing provisions of this Section 4, the Employer shall control all proceedings taken in connection with such contest and, at their sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at their sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer direct the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that the Executive shall not be required to consent to any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 4, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer’s complying with the material requirements of Section 4) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 4, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer do not notify the Executive in writing of their intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.	Covenants.

(a) Confidentiality. The Executive shall not, without the prior written consent of the Employer, disclose or use in any way, either during the Employment Term or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of the Executive’s employment by the Employer. The Executive acknowledges and agrees that it would be difficult to fully compensate the Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that the Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish the Employer’s right to claim and recover damages. The Executive covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer’s affiliates, or any of their dealings, transactions or affairs which may come to the Executive’s knowledge in the pursuance of his duties or employment.

(b) No Competition. The Executive’s employment is subject to the condition that during the term of his employment hereunder and for a period of 24 months following the date his employment ceases for any reason except within six months prior to, or 24 months following, a Change of Control (described in Section 4), the Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a “Competitive Operation”) which competes in the banking industry or with any other business conducted by the Employer or by any group, affiliate, division or subsidiary of the Employer, in any area or market where such business is being conducted at the Date of Termination. The Executive shall keep the Employer fully advised as to any activity, interest, or investment the Executive may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by an Employer or any group, division, affiliate or subsidiary of an Employer unless 5% or more of such Employer’s consolidated gross sales or operating revenues is derived from, or 5% or more of such Employer’s consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which the Executive is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by an Employer or any group, division or subsidiary of such Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and (iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by the Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 1% of the voting stock of any entity shall not constitute a violation of this subsection.

(c) Termination of Payments. Upon the breach by the Executive of any covenant under this Section 5, the Employer may terminate, offset and/or recover from the Executive immediately any and all benefits paid to the Executive pursuant to this Agreement, in addition to any and all other remedies available to the Employer under the law or in equity.

(d) Modification. Although the parties consider the restrictions contained in this Section 5 reasonable as to protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this Section 5, as so amended, shall be enforced.

(e) Other Agreements. The Executive represents and warrants that neither the Executive’s employment with the Employer nor the Executive’s performance of his obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

6.	Withholding.

The Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

7.	Rules, Regulations and Policies.

The Executive shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of the Employer, including without limitation the Employer’ policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

8.	Return of Employer’s Property.

After the Executive has received notice of termination or at the end of his period of employment with Employer, whichever first occurs, the Executive shall immediately return to Employer all documents and other property in his possession belonging to Employer.

9.	Construction and Severability.

The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted.

10.	Governing Law.

This Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of New York other than the choice of law rules thereof.

11.	Assignability and Successors.

This Agreement may not be assigned by the Executive or the Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of the Employer through merger or corporate reorganization including the successor to Partners Trust resulting from the reorganization of Partners Trust, MHC to a stock entity.

12.	Counterparts.

This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

13.	Jurisdiction and Venue.

The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Oneida County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

14.	Indemnification and Insurance.

During the Employment Term and for a period of six years thereafter, the Employer shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained to insure directors and officers against personal liability for acts or omissions in connection with service as a director or officer of Partners Trust or the Bank or any subsidiary or affiliate thereof or service in other capacities at the request of the Employer. The coverage provided to the Executive pursuant to this section shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Employer or the Bank.

To the maximum extent permitted under applicable law, during the Employment Term and for a period of 6 years thereafter, the Employer shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any trustee or officer of the Employer or any subsidiary or affiliate thereof.

15.	Miscellaneous.

This Agreement constitutes the entire understanding and Agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements.

This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

The services to be performed by the Executive are special and unique; it is agreed that any breach of this Agreement by the Executive shall entitle the Employer (or any successors or assigns of the Employer), in addition to any other legal remedies available to them, to apply to any court of competent jurisdiction to enjoin such breach.

* * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

Attest:	PARTNERS TRUST FINANCIAL GROUP, INC.

/s/ Denise R. Lusby	By	/s/ John R. Zapisek

/s/ Steven A. Covert

Steven A. Covert
Executive

Attest:	SBU BANK

/s/ Denise R. Lusby	By	/s/ John R. Zapisek